Exhibit 99.1

Virgin Galactic Appoints Luigi Brambilla to Board of Directors

ORANGE COUNTY, Calif. – November 13, 2023 – Virgin Galactic Holdings, Inc. (NYSE: SPCE) (the “Company” or “Virgin Galactic”) today announced the appointment of Luigi Brambilla to Virgin Galactic’s Board of Directors. Brambilla is an experienced investment and capital markets executive with an 18-year track record of experience across the Travel & Leisure, Wellness, Entertainment and Financial sectors—including 10 years at the Virgin Group.

Michael Colglazier, Chief Executive Officer of Virgin Galactic, said: “We are very pleased to announce Luigi as the newest member of our Board. His long history with Virgin Group, along with his extensive investment and capital markets expertise, make him an ideal fit for the role as we continue to build our Delta Class fleet and ready the business for profitable growth.”

Brambilla said: “I am honored to join the Board in support of a visionary company that has pioneered the world’s first commercial spaceline and created a spaceflight system that can only be described as revolutionary. It’s an exciting new chapter for Virgin Galactic, and I’m thrilled to play a part in building its long-term success for years to come.”

Brambilla’s appointment to the Board fills the seat previously held by Evan Lovell, who served on Virgin Galactic’s Board of Directors until his passing in June of 2023. Virgin Galactic’s Board now includes nine directors who collectively bring significant experience in aerospace, manufacturing, safety, risk oversight, supply-chain management, consumer experience and finance.

About Luigi Brambilla
Mr. Brambilla, 40, currently serves as Managing Director of Investments and Capital Markets at Virgin Group and is a member of the Investment Committee of the Branson Family office. Mr. Brambilla joined Virgin Group in 2013 and has served in various investment management roles over the past ten years. Prior to that, Mr. Brambilla was an associate at private equity firm Clayton Dubilier & Rice from 2010-2013. From 2006-2010, he was a European investment banking analyst for Citigroup.

Mr. Brambilla currently serves on the Board of Directors of Virgin Voyages and Virgin Atlantic and is a Board Observer for Virgin Red. Mr. Brambilla holds a bachelor’s degree in international economics and master’s degree in international management from Università Bocconi.

About Virgin Galactic Holdings
Virgin Galactic is an aerospace and space travel company, pioneering human spaceflight for private individuals and researchers with its advanced air and space vehicles. It has developed a spaceflight system designed to connect the world to the wonder and awe created by space travel and to offer customers a transformative experience. You can find more information at https://www.virgingalactic.com/.

For media inquiries:
Aleanna Crane - Vice President Communications
news@virgingalactic.com
575-800-4422

For investor inquiries:
Eric Cerny - Vice President Investor Relations
vg-ir@virgingalactic.com
949-774-7637